PROSPECTUS


                                U.S. ENERGY CORP.
                        1,423,460 SHARES OF COMMON STOCK

     This prospectus covers the offer and sale of up to 1,423,460 shares of common stock ($0.01 par value) by the shareholders.

     In this prospectus, "selling shareholder" or "selling shareholders" refer to Aimee Flanigan Glas, whose shares were acquired upon exchange of series A convertible preferred stock for common stock and nine persons who had invested funds in Rocky Mountain Gas, Inc. ("RMG"), a subsidiary of the company, under an earlier private placement of RMG common stock. The RMG common stock has been exchanged for common stock of the company. The selling shareholders are identified under "Selling Shareholders." In this prospectus, and the information incorporated by reference; "we," "company," and "USE" refer to U.S. Energy Corp. (and its subsidiaries unless otherwise specifically stated).

     The selling shareholders may sell the shares from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. We will not receive any proceeds from sale of any of the shares offered by the selling shareholders.

     USE is traded ("USEG") on the Nasdaq National Market System ($3.60 on March 28, 2003).

     AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS IS SPECULATIVE AND SUBJECT TO RISK OF LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 AND THE TABLE OF CONTENTS ON PAGE 2.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  THE DATE OF THIS PROSPECTUS IS APRIL 4, 2003.

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Summary Information............................................................4

         The Company...........................................................4

         The Offering..........................................................5

Risk Factors ..................................................................7

     Risk Factors Involving the Company........................................7

         Lack of coalbed methane production and established
         reserves for most of the coalbed methane properties
         may slow down future exploration of these properties..................7

         Continued low gas prices for Powder River Basin
         production may hurt our business......................................8

         We may have to begin to curtail operations if we
         don't raise more capital by July 2003.................................9

         We are subject to certain kinds of risks which
         are unique to the minerals business...................................9

         Delays in obtaining permits for methane
         wells could impair our business.......................................9

         The company's poison pill could discourage
         some advantageous transactions........................................9

         Compliance with environmental regulations may be costly..............10

         Commodity price fluctuations may be difficult
         to manage and could cause losses.....................................10

         Future equity transactions, including exercise of
         options or warrants, could result in dilution........................10

         Terms of  subsequent financings may
         adversely impact your investment.....................................11

         There may be risks related to our prior use of
         Arthur Andersen LLP as our independent
         certified public accountants.........................................11

     Risk Factor Involving This Offering......................................11

Representations About This Offering...........................................13

Forward Looking Statements....................................................13

Description of Securities.....................................................14

Use of Proceeds...............................................................17

Selling Shareholders..........................................................17

Plan of Distribution..........................................................19

Disclosure of Commission Position on Indemnification..........................20

Where to Find More Information About Us.......................................21

Incorporation of Certain Information by Reference.............................21

Legal Matters.................................................................22

Experts.......................................................................22

                               SUMMARY INFORMATION

     The following summarizes all material information found elsewhere in this prospectus and the information incorporated into it by reference. This summary is qualified by the more detailed information in this prospectus and the information incorporated by reference.

THE COMPANY

     U.S. Energy Corp. is a Wyoming corporation, formed in 1966, in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. We now are engaged in the exploration of coalbed methane gas properties, which is our primary business focus. The only activities of a significant and recurring nature are in coalbed methane.

     We also hold mining properties, but these properties (uranium and a property in Sutter Creek, California we bought for gold exploration) are shut down. The most significant uranium properties are located on Sheep Mountain in Wyoming and in southeast Utah. We also hold a royalty interest in claims on Green Mountain, Wyoming, now held by Kennecott Uranium Company (see below). Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. We also hold commercial properties, most of which are located in Utah and leased to third parties. Our fiscal year ends May 31 but on December 16, 2002, our Board of Directors adopted a resolution changing the fiscal year end of USE and its affiliates to December 31, effective December 31, 2002.

     The exploration of coalbed methane properties is conducted through Rocky Mountain Gas, Inc. RMG, a Wyoming corporation, is owned 51.1% by USE and 40.4% by Crested Corp. Crested is a 70.5% majority-owned subsidiary of the company (see below). Properties of RMG are held in southeastern Montana, and northeastern and southwestern Wyoming. In April 2002, a lawsuit was filed challenging the validity of Bureau of Land Management leases in Montana. Approximately 32% (88,411 acres) of RMG's total acreage is leased from the BLM in Montana. See Item 3 (Legal Proceedings) in the Form 10-K/A for fiscal 2002. The status of this litigation will be updated in subsequent SEC filings.

     Except for the Bobcat Field (for which we have established gas reserves) we don't know if anything of value will result from our activities in the coalbed methane area: Only a limited number of exploratory wells have been drilled, and there is not yet enough information from these wells to determine if they contain proved reserves; gas prices are low in the Powder River Basin (our area of activity); permitting issues may delay further work, and more funding may be needed but not available.

     USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans, Mr. Evans is now deceased). In 1980, USE and Crested formed a joint venture, referred to as the USECC Joint Venture, to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of debts by Crested issuing common stock to USE, Crested became a majority-owned subsidiary of USE in fiscal 1993. In fiscal 2001, Crested issued another 6,666,666 shares of common stock to reduce Crested's debt owed to USE by $3.0 million, which increased USE's ownership of Crested to 70.5%.

     All of USE's (and Crested's) operations are in the United States. Principal executive offices for USE are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone 307.856.9271; fax 307.857.3050.

     Most of the company's (USE's) operations are conducted through subsidiaries, the USECC joint venture with Crested, and various jointly-owned subsidiaries of USE and Crested.

     Until September 11, 2000, USE and Kennecott Uranium Company ("Kennecott"), owned the Green Mountain Mining Venture ("GMMV"), which held a large uranium deposit and uranium mill in Wyoming. On September 11, 2000, USE and Crested settled litigation with Kennecott involving the GMMV by selling their interest in the GMMV and its properties back to Kennecott for $3.25 million and receiving a royalty interest in the uranium properties. Kennecott also assumed all reclamation obligations on the GMMV properties. Other principal uranium properties and an uranium mill in southeast Utah are held by Plateau Resources Ltd., a wholly-owned subsidiary of USE. The Utah uranium properties are shut down.

     The gold property held by Sutter Gold Mining Company ("SGMC"), a majority-owned subsidiary of USE, is shut down so far as a prospective mining operation is concerned, because the current price of gold is too low to raise the capital necessary to put the properties into production. There are no current plans to start mining activities at Sutter.

THE OFFERING

Securities Outstanding            12,189,776 shares of common stock, $0.01 par
                                  value.

Securities To Be Outstanding      12,189,776 shares of common stock, $0.01 par
                                  value.

Securities Offered                1,423,460 shares of common stock owned by the
                                  selling shareholders.

Use of Proceeds                   We will not receive any proceeds from sale of
                                  shares by the selling shareholders.

Plan of Distribution              The offering is made by the selling
                                  shareholders named in this prospectus, to the extent they sells shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.
                                  See "Plan of Distribution."

Risk Factors                      An investment is subject to risk. See "Risk
                                  Factors."

GAS RESERVES FOR BOBCAT FIELD

     The following table sets forth estimated proved reserves of gas and the present value (discounted 10%, referred to as the "PV10") of such reserves as of December 31, 2002. These reserves are for the Bobcat Field (24 wells, all producing from the Cook coal, and wells to be drilled to the Cook coal, on acreage adjacent to the producing wells). The reserve data and the present value as of that date were prepared by Ryder Scott Company, independent petroleum engineers. For further information, see Ryder Scott's reserve report included as an exhibit to registration statement covering this prospectus.

     Refer to these definitions when reading the reserve information:

     PROVED RESERVES: The estimated quantities of gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED DEVELOPED RESERVES: Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

     PROVED UNDEVELOPED RESERVES: Proved reserves that are expected to be recovered from new wells on undrilled acreage.

     PRESENT VALUE (also referred to below as the "PV10 VALUE"): The present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the calculation date without future escalation, all without giving effect to non-property related expenses (such as general and administrative expenses, debt service, or future income tax expense), or to depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     The PV10 value was prepared using constant prices ($3.00 per Mcf) as of the calculation date, discounted at 10% per annum on a pre-income tax basis, and is not intended to represent the current market value of the estimated gas reserves owned by the company. Note that the PV10 discount factor has been calculated net of ad valorem and production taxes, but before income taxes. The PV10 discount factor is not the same as the standardized measure of present value calculations which are determined on an after-income tax basis.

                               Proved Reserves     Proved Reserves
                               ---------------     ---------------
                                  Developed          Undeveloped       Total

Coalbed methane gas (Mmcf)           489.7                  95.9           585.6
PV10 Value                       $ 793,482             $  94,947       $ 888,429

     These estimates of proved reserves have been filed only with the Securities and Exchange Commission, and have not been included in reports to other federal agencies.

     Note that there are numerous uncertainties inherent in estimating gas reserves and their estimated values, including many factors beyond the control of the company. Reservoir engineering is a subjective process of estimating underground accumulations of gas that cannot be measured exactly. Estimates of economically recoverable gas, and the future net cash flows which may be realized from the reserves, necessarily depend on a number of variable factors and assumptions, such as historical production from the area compared with production from other areas, the assumed effects of regulations by government agencies, assumptions about future gas prices and operating costs, severance and excise taxes, development costs, and workover and remedial costs. The outcomes in fact may vary considerable from the assumptions.

     Estimates of the economically recoverable quantities of gas attributable to any particular property, the classification of reserves as to proved developed and proved undeveloped based on risk of recovery, and estimates of the future net cash flows expected from the properties, as prepared by different engineers or by the same engineers but at different times, may vary substantially, and the estimates may be revised up or down as assumptions change.

     It is likely that actual production volumes, revenues from production, and the amount of money spent on a property's reserves, will vary from the estimates. These variances could be material.

     The PV10 discount factor, which is required by Securities and Exchange Commission for use in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor, based on interest rates in effect in the financial markets, and risks associated with the gas business.

     Generally, the volume of gas production declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities on our other properties, or acquire properties with proved reserves, or both, our proved reserves will decline with production. Therefore, our future production depends on finding or acquiring more reserves.

     The business of exploring for, developing, or acquiring reserves is capital intensive. To the extent operating cash flow is reduced and external capital becomes unavailable or limited, our ability to make the necessary capital investment to maintain or expand our gas reserves asset base would be impaired. There is no assurance future exploration, development, and acquisition activities will result in additional proved reserves. Even if revenues increase because of higher gas prices, increased exploration and development costs could neutralize the increased revenues.

                                  RISK FACTORS

     An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing.

RISK FACTORS INVOLVING THE COMPANY

     LACK OF COALBED METHANE PRODUCTION AND ESTABLISHED RESERVES FOR COALBED METHANE PROPERTIES MAY SLOW DOWN FURTHER EXPLORATION OF THESE PROPERTIES. Presently we have only one property in production, for which reserves have been established (see "Gas Reserves for Bobcat Field" above). We have not drilled and tested enough wells on the other properties to determine if we have economic reserves of coalbed methane in place. For some properties, we will have to establish at least some reserve parameters before gas transmission companies will build gas lines to our properties, and construction of lines will depend also on then-current and projected market prices for gas. If we have the necessary capital, we may elect to build our own lines over to existing transmission lines near two of our properties in the Powder River Basin in Wyoming. We can't sell production until the lines and associated gathering lines and compression stations are constructed.

     Due to permitting delays in Montana, we may not realize production from the Castle Rock and Kirby prospects until late 2003, or later. The Bobcat property in Wyoming is now in production and other Wyoming properties could be in production in 2003, but production might be delayed due to low market prices for gas. Low market prices could delay gas purchasers from building the necessary lines to move gas from our properties to the major gas transmission lines.

     These factors may make it difficult to raise the amount of capital needed to further explore the coalbed methane production potential in our properties in a rapid manner. Therefore we may have to seek to raise capital. In the meantime, we have only limited working capital. See below.

     CONTINUED LOW GAS PRICES FOR POWDER RIVER BASIN PRODUCTION MAY HURT OUR BUSINESS. For September, 2002, RMG received an average price of $0.94 per Million BTU (MMBtu) of gas produced from the Bobcat field (its only producing field), with prices ranging from $0.46 to $1.22 per MMBtu. The energy content of our CBM gas is close to one MMBtu per Mcf (from .96 to .98 MMBtu in 1.00 Mcf) The Bobcat field is not economic at these low prices. These prices approximate what other producers in the area were receiving in September 2002, and represent a negative price differential of approximately 73% compared to the average price of approximately $3.485 per MMBtu received by producers nationwide. This negative differential usually narrows to within 60% to 30% of a national average during the winter months. RMG owns a 27.6% working interest (22% net revenue interest) in the Bobcat project.

     There is no guarantee that increased pipeline capacity planned or under construction will eliminate the negative price differential or even significantly reduce it.

     Produced and sold gas (net of gas used as fuel for the compressors) averaged approximately 1,821 MMBtu per day in January 2003 (503 MMBtu net rate to our 27.6% working interest). All gas was sold at market prices (average price $3.03 per MMBtu), which for January 2003 represented a negative differential of 57% from national average gas prices in that month.

     During March 2003, RMG will receive a guaranteed price of $3.49 per MMBtu for its share of the first 500 MMBtu of gas sold each day with the balance at market prices.

     During February 2003, RMG received a guaranteed price of $3.07 per MMBtu for its share of the first 1,000 MMBtu of gas sold each day, and an average price of $4.25 per MMBtu for the balance of gas produced. This guaranteed pricing arrangement may be available to RMG monthly, at prices negotiated with the gas buyer at the end of each preceding month, or, RMG may elect to sell on daily market prices.

     The guaranteed pricing mechanism may, or may not, prove advantageous to RMG in those months it is utilized, depending on market price performance during those months, and in any event, would not insulate RMG from the negative price differential to the extent it is a significant influence on prices.

     The return of sustained low gas prices would impair our ability to raise capital for RMG and reduce revenues from production coming on line. See the discussion under the caption "Gathering and Transmission of CBM Gas" in the Form 10-K/A for fiscal 2002.

     WE MAY HAVE TO BEGIN TO CURTAIL OPERATIONS IF WE DON'T RAISE MORE CAPITAL BY JULY 2003 . At November 30, 2002, U.S. Energy Corp. had working capital of $2,166,600, and an accumulated deficit of $36,954,100. Our current level of operations, including general and administrative overhead, mineral operations (primarily holding costs for the uranium and gold properties), and costs to comply with other property lease and permitting obligations for the coalbed properties, are estimated to cost $2,900,000 for the six months ending June 30, 2003. However, if we can't realize cash from liquidating assets, or other sources, or if RMG spends more money on exploration than will be covered by current arrangements, then under these circumstances additional equity financing may be necessary to sustain operations starting in July 2003. There are no current commitments for such future financing as may be necessary.

     Our strategy for RMG contemplates a total capital budget of up to $50,000,000 through calendar 2003 to continue exploring our coalbed methane properties, put them into production, and to acquire more properties. The cash requirements for our coalbed methane business are in addition to working capital requirements. However, lack of production and established reserves may make it difficult to raise this amount of money in the near future. Therefore, we may have to seek to raise capital in smaller amounts over time, which efforts probably will extend well into calendar 2004. See the preceding risk factor.

     WE ARE SUBJECT TO CERTAIN KINDS OF RISK WHICH ARE UNIQUE TO THE MINERALS BUSINESS. The exploration for and production of minerals is highly speculative and involves risks different from and in some instances greater than risks encountered by companies in other industries. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality. Also, the mere discovery of promising mineralization may not warrant production, because the minerals (including methane gas) may be difficult or impossible to extract (produce) on a profitable basis.

     Profitability of any mining and production we may conduct will involve a number of factors, including, but not limited to: the ability to obtain all required permits; costs of bringing the property into production; the construction of adequate production facilities; the availability and costs of financing; keeping ongoing costs of production at economic levels; and market prices for the metals or hydrocarbons to be produced staying above production costs. Our properties, or properties we might acquire in the future, may not contain deposits of minerals or coalbed methane gas that will be profitable to produce.

     In addition, all forms of mineral (and oil and gas and coalbed methane) exploration and production require permits to have been issued by various federal and state agencies. See below.

     DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS. Drilling and producing coalbed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. For example, there is currently a temporary moratorium for drilling coalbed methane wells on fee and state lands in Montana. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

     THE COMPANY'S POISON PILL COULD DISCOURAGE SOME ADVANTAGEOUS TRANSACTIONS. We have adopted a shareholder rights plan, also known as a poison pill (see "Description of Securities"). The plan is designed to discourage a takeover of the company at an unfair low price. However, it is possible that the board of directors and the takeover acquiror would not agree on a higher price, in which case the takeover might be abandoned, even though the takeover price was at a significant premium to market prices. Therefore, as a result of the mere existence of the plan, shareholders would not receive the premium price.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS MAY BE COSTLY. Our business (mostly coalbed methane) is intensely regulated by government agencies. Permits are required to drill and pump methane wells, explore for minerals, operate mines, build and operate processing plants, and handle and store waste. The regulations under which permits are issued change from time to time to reflect changes in public policy or scientific understanding of issues. If the economics of a project would not justify the changes, we might have to abandon the project.

     The company must comply with numerous environmental regulations on a continuous basis, to comply with the United States Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). For example, water and dust discharged from mines and tailings from prior mining or milling operations must be monitored and contained and reports filed with federal, state and county regulatory authorities. Additional monitoring and reporting is required by the United States Nuclear Regulatory Commission for uranium mills even if not currently operating (like the company's uranium mill at Ticaboo, Utah). The Abandoned Mine Reclamation Act in Wyoming and similar laws in other states where we have properties impose reclamation obligations on abandoned mining properties, in addition to or in conjunction with federal statutes.

     Failure to comply with these regulations could result in substantial fines and environmental remediation orders. For information on the company's bonding requirements to date, see note K to the audited financial statements in the 2002 Form 10-K/A.

     COMMODITY PRICE FLUCTUATIONS MAY BE DIFFICULT TO MANAGE AND COULD CAUSE LOSSES. Gold, uranium and gas prices can be volatile. Sharp swings in market prices make budgeting and operations more difficult. Sustained lower prices can result in impairment of the financial value of the mineral property purchased as well as the facilities built to process the material (such as mills or gas compression stations). Hedging activities, if available for the commodity, can protect against price swings but may result in locking a company into a lower than market price over time.

     FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION. From time to time the company sells restricted stock and warrants, and convertible debt to investors in private placements conducted by broker-dealers, or in negotiated transactions. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing shareholders. Also, from time to time, options are issued to employees and third parties, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing shareholders; the amount of dilution will depend on the spread between market and exercise price, and the number of shares involved. The company will continue to grant options to employees with exercise prices equal to market price at grant date, and in the future may sell restricted stock and warrants, all of which may result in dilution to existing shareholders. See also "Registration for Resale of Additional Shares May Depress Market Prices."

     TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We may have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. Shares of common stock which we sell could be sold into the market, which could adversely affect market price. See "Risk Factor Involving This Offering" below.

     THERE MAY BE RISKS RELATED TO OUR PRIOR USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT. The consolidated balance sheet of U.S. Energy Corp. for the year ended May 31, 2000 and the related consolidated statements of operations, shareholders equity and cash flows for each of the two years in the period ended May 31, 2000 included in the Annual Report on Form 10-K/A for the year ended May 31, 2002, as amended, and incorporated by reference into this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent certified public accountants.

     The recent obstruction of justice conviction of Arthur Andersen LLP may adversely affect Arthur Andersen LLP's ability to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen LLP's audit of our financial statements incorporated by reference in this prospectus for the years ended May 31, 2000. Arthur Andersen LLP has been convicted of federal obstruction of justice arising from the government's investigation of Enron Corp. Should we seek to access the public capital markets to raise money for the Company before October 1, 2003, SEC rules will require us to include or incorporate by reference in any prospectus audited financial statements for the fiscal year ended May 31, 2000, which has been audited by Arthur Andersen LLP. If the SEC ceases accepting financial statements audited by Arthur Andersen LLP, we could be unable to access the public capital markets until after October 1, 2003, unless Grant Thornton LLP, our current independent accounting firm, or another independent accounting firm, is able to re-audit the financial statements originally audited by Arthur Andersen LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on our business, profitability, and growth prospectus.

     The SEC's rules would not require the use of the financial statements for the fiscal year ended May 31, 2000, in any prospectus we file after October 1, 2003.

RISK FACTOR INVOLVING THIS OFFERING

     REGISTRATION FOR RESALE OF ADDITIONAL SHARES MAY DEPRESS MARKET PRICES. In February and March, 2002 we sold 281,926 shares of restricted stock, at $3.25 per share, and two year warrants to purchase 56,383 shares of stock, with an exercise price of $4.00 per share, for $916,254 cash. We also issued 20,000 shares to Robert H. Taggart, Jr. in exchange for unexercised warrants and services. 15,385 of the shares sold in February and March 2002 have been sold by two of the original investors under rule 144. It is anticipated that resale of the remaining 266,541 shares of USE common stock, and resale of the 56,383 shares on exercise of the warrants, into the public market will be registered on a Form S-3 registration statement. An initial registration statement for resale of these shares was filed with the Securities and Exchange Commission in May 2002.

     A third Form S-3 registration statement will be filed with the Securities and Exchange Commission also in March 2003 for the shares covered by the transactions described below.

     On May 30, 2002, we borrowed $1,000,000 from Caydal, LLC, a private lender and shareholder of U.S. Energy Corp. The two year secured loan is convertible into restricted shares of U.S. Energy Corp. common stock at the rate of 1 share for $3.00 of principal (a maximum of 333,333 shares), or into restricted shares of common stock of our subsidiary Rocky Mountain Gas, Inc. at the rate of 1 share for $1.50 of principal. In addition, USE issued to the lender a warrant to purchase until May 30, 2005, 120,000 shares of USE restricted common stock, at $3.00 per share, and RMG issued to the lender a warrant to purchase until May 30, 2005, 120,000 shares of RMG restricted common stock, at $1.50 per share. VentureRound Group ("VRG"), a licensed broker-dealer, acted as the lender's agent in the transaction, for which services USE paid VRG $25,000 cash and issued to 31 persons who own equity interests in VRG warrants to purchase until May 30, 2005, 30,000 restricted shares of common stock of U.S. Energy Corp., at $3.00 per share.

     VRG also served as financial advisor to the company in connection with a private financing by the company in February and March 2002. In connection with that transaction, warrants to purchase 28,192 shares at $4.00 are held by 36 persons who own equity interests in VRG, issued as of March 25, 2002, expiring on March 25, 2004. In connection with an earlier financing by the company, the company issued warrants to purchase 3,000 shares at $3.75 to one person who owns an equity interest in and is associated (licensed) with VRG; these warrants were issued as of October 18, 2001 and expire on October 18, 2006.

     In each of the financing or advisory transactions in which VRG was involved, the services provided by VRG were provided by persons associated with (licensed with) a broker-dealer registered with the Securities and Exchange Commission. The warrants to purchase stock in USE were issued in partial consideration for these services provided by licensed persons, but distributed to the owners of VRG, including the persons licensed as brokers (who also own equity interests in VRG). Those persons who received warrants as owners of VRG, but who are not licensed as brokers, did not provide securities- transaction services and did not otherwise pay for the warrants.

     Effective September 19, 2002, we entered into amendments to warrants that were to expire on that date. The original warrants were issued for the exercise of up to 67,025 shares of the company's common stock to persons who had been associated (licensed) with a broker-dealer which raised funds in 1997 for Yellowstone Fuels Corp., a subsidiary of the company. As consideration for an extension of time for exercising the warrants, the holders agreed to waive certain rights relating to anti-dilutive and cashless exercise provisions of the original warrants. The warrants, which now cover 74,564 shares, are exercisable at $3.64 per share, and now expire on July 19, 2003.

     On November 19, 2002, we borrowed $500,000 from Tsunami Partners, L.P., a private lender. The two year secured loan is convertible into restricted shares of U.S. Energy Corp. common stock at the rate of 1 share for $3.00 of principal (a maximum of 166,666 shares), or into restricted shares of common stock of our subsidiary Rocky Mountain Gas, Inc. at the rate of 1 share for $2.00 of principal. In addition, U.S. Energy Corp. issued to the lender a warrant to purchase until November 19, 2005, 60,000 shares of U.S. Energy Corp. restricted common stock, at $3.00 per share, and RMG issued to the lender a warrant to purchase until November 19, 2005, 60,000 shares of RMG restricted common stock, at $2.00 per share. VRG acted as the agent in the transaction, for which services USE paid VRG $20,000 cash and issued a warrant to purchase until November 19, 2005, 15,000 restricted shares of common stock of U.S. Energy Corp., at $3.00 per share. These warrants were issued to the equity owners of VRG (see above), including Robert H. Taggart, a licensed broker who provided securities-transaction services.

     On December 9, 2002, the company and its subsidiary Sutter Gold Mining Company entered into a settlement agreement relating to certain litigation involving SGMC. As a result of the settlement the company issued 20,000 shares of U.S. Energy Corp. common stock to trusts.

     On February 3, 2003, the company issued 8,231 shares to Philip A. Nicholas as partial payment for legal services; and 5,474 shares and an option to purchase 18,000 shares of the company's common stock at $3.00 per share as partial payment for legal services to Robert A. Nicholas.

     It is anticipated that resale of the foregoing 33,705 shares of USE common stock, and resale of the 330,756 shares on exercise of the warrants, 18,000 shares on exercise of options and 499,999 shares which may be issued by conversion of debt, into the public market (a total of 882,460 shares) will be registered on the third Form S-3 registration statement to be filed with the Securities and Exchange Commission in March 2003.

     Such resales could adversely affect market prices for the investors who buy shares in this offering.

     From time to time, we may sell restricted shares to raise capital. Registration for resale of such additional shares could adversely affect market prices for investors who buy shares in this offering.

                       REPRESENTATIONS ABOUT THIS OFFERING

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                           FORWARD LOOKING STATEMENTS

     We make statements in this prospectus which are considered to be "forward looking" statements. All statements (other than statements of historical fact) about financial and business strategy and the performance objectives of management are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve risks that are both known and unknown, including unexpected economic and market factors, failure to accurately forecast operating and capital expenditures and capital needs (due to rising costs and/or different drilling and production conditions in the field), changes in timing or conditions for getting regulatory approvals to drill coalbed methane wells where needed, and other business factors. The use of the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus and the information incorporated by reference into this prospectus). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen may be turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address all of the material risk factors that may influence future operating results and financial performance. Those investment risks are not "boiler plate" but are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate before making your investment decision.

                            DESCRIPTION OF SECURITIES

     COMMON STOCK. We are authorized by our articles of incorporation to issue an unlimited number of shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value.

     Shares of common stock may be issued for such consideration and on such terms as determined by the board of directors, without shareholder approval. Holders are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. There are no restrictions on payment of cash dividends. Cash dividends have not been declared on the common stock, although a 1 for 10 stock dividend was declared in November 1990. It is anticipated that future earnings would be reinvested into operations and not declared as dividends on the common stock. All holders of shares of common stock have equal voting rights, and the shares of common stock sold in this offering will have the same rights. Holders of shares of common stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors. Cumulation means multiplying the number of shares held, by the number of nominees to the board of directors, then voting the product among the nominees as desired. Directors are elected by a plurality of the votes cast.

     Shares of common stock sold in this offering are fully-paid and nonassessable shares of U.S. Energy Corp.

         Pursuant to our articles of incorporation and as permitted by Wyoming law, shares of common stock held by our subsidiaries may be voted by such subsidiaries as determined by the board of directors of each, in elections of directors and other matters brought before shareholders.

     In September 2001, the company adopted a shareholder rights plan ("poison pill") and filed the plan with the Securities and Exchange Commission as an exhibit to Form 8-A. The following three paragraphs briefly state principal features of the plan, which are qualified by reference to the complete plan, which is incorporated by reference into this prospectus.

     Under the plan, the holder of each share of common stock has the right to purchase (when the rights become exercisable) from the company one-one thousandth (1/1,000th) of one (1) share of Series P preferred stock at price of $200.00 for each one-one thousandth (1/1,000th) share of such preferred stock. The purpose of the plan is to deter an unfairly low priced hostile takeover of the company, by encouraging a hostile party to negotiate a fair offer with the board of directors and thus eliminate the poison pill.

     The rights trade with the common stock and aren't separable therefrom; no separate certificate for the rights is issued unless and until there is a hostile takeover attempted, after which time separate and tradable rights certificates would be issued.

     The rights are not exercisable and never can be unless and until a hostile (not negotiated with the board) takeover of the company is initiated with the objective of acquiring 15% of the company's voting stock. If before the takeover is launched the hostile party comes to agreement with the board of directors about price and terms and makes a "qualified offer" to buy the stock of the company, then the board of directors may redeem (buy back) the rights for $0.01 each. But, if such a "qualified offer" isn't agreed upon, then the rights are exercisable for preferred stock, which in turn would enable the holder to convert the preferred stock into voting common stock of the company at a price equal to one-half the market price.

     PREFERRED STOCK. Shares of preferred stock may be issued by the board of directors with such dividend, liquidation, voting and conversion features as may be determined by the board of directors without shareholder approval. In June 2000, we established a Series A Convertible Preferred Stock, for which 1,000 shares of preferred stock are reserved for sale at $10,000 per share; 200 shares were issued and outstanding at November 30, 2001. In January 2002, we converted the 200 outstanding shares of Series A stock by issuing 513,140 shares of restricted common stock to the holder, based on $2,000,000 invested plus $11,507 of interest (annual rate of 7.5%) which accrued in December 2001 (previous interest had been paid in cash), divided by $3.92 (market price for USE stock on December 5, 2001).

     WARRANTS. As of the date of this prospectus, warrants and options (to persons or entities other than employees, officers or directors of the company) are issued and outstanding to purchase a total of 743,870 shares of common stock:

     o Options to purchase 18,000 shares at $3.00 held by Robert A. Nicholas, issued February 3, 2003 and expiring February 2, 2004, issued as partial payment for legal services. Resale of shares acquired on exercise of these options is not yet covered by a resale prospectus.

     o Warrants to purchase 60,000 shares at $3.00 held by Tsunami Partners, L.P., issued on November 19, 2002 and expiring November 19, 2005, issued in connection with a $500,000 convertible loan to the company from Tsunami, L.P. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 15,000 shares at $3.00 held by 34 persons who own equity interests in VentureRound Group ("VRG"), a licensed broker-dealer, which served as financial advisor in connection with the Tsunami loan transaction. The warrants were issued as of November 19, 2002, expiring on November 19, 2005. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 120,000 shares at $3.00 held by Caydal, LLC, issued on May 30, 2002 and expiring May 30, 2005, issued in connection with a convertible loan to the company from Caydal. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 30,000 shares at $3.00 held by 31 persons who own equity interests in VRG, which served as financial advisor in connection with the Caydal loan transaction. The warrants were issued as of May 30, 2002, expiring on May 30, 2005. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 3,000 shares at $3.75 per share held by one person who owns an equity interest in VRG, which served as the financial advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by the individual, who owns an equity interest in VRG and who is associated (licensed) with VRG. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 28,192 shares at $4.00 held by 36 persons who own equity interests in VRG, issued as of March 25, 2002, expiring on March 25, 2004, which served as the financial advisor to the company in connection with the private transactions in February and March 2002. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Warrants to purchase 56,383 shares at $4.00 per share, held by 16 investors who purchased shares and warrants in private transactions with the company in February and March, 2002. These warrants were issued in February and March 2002, and will expire two years after issuance. Resale of shares on exercise of these warrants is not yet covered by a resale prospectus.

     o Options to purchase 20,000 shares at $3.90 held by James E. Seale issued as of January 10, 2002, expiring on January 9, 2005 for consulting services. Resale of shares acquired on exercise of these options is not yet covered by a resale prospectus.

     o Warrants to purchase 10,000 shares at $3.75 held by Kevin P. Daly, issued as of October 18, 2001 and expiring October 18, 2003. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 50,000 shares at $3.00 held by Caydal, LLC, issued on October 24, 2001 and expiring October 24, 2003. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 67,936 shares at $3.75 held by 18 investors who purchased shares and warrants in private transactions with the company from June 29, 2001 to October 18, 2001. These warrants were issued as of October 18, 2001 and expire October 18, 2003. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 34,671 shares at $3.75 held by persons who own equity interests in VRG , which served as the financial advisor to the company in connection with the private transactions from June to October 2001 (see above). These warrants were issued as partial compensation for services provided to the company by persons who own equity interests in VRG, which services were provided by licensed brokers. These warrants were issued as of October 18, 2001 and expire October 18, 2006. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 11,034 shares at $3.75 held by persons who own equity interests in VRG. These warrants were issued for financial consulting services provided by persons who own equity interests in VRG. The services were provided by licensed brokers. These warrants were issued as of November 2, 2001 and expire November 2, 2006. Resale of shares acquired on exercise of these warrants is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants to purchase 74,564 shares at $3.64, issued in exchange for Yellow Stone Fuels Corporation (a subsidiary of USE) warrants under a share and warrant exchange agreement between YSFC and USE. The warrants expire July 19, 2003, and were issued to persons who had been associated (licensed) with a broker-dealer (American Fronteer, f/k/a RAF Financial) which raised funds for YSFC in 1997. Resale of shares acquired on exercise of these warrants is not yet covered by a resale prospectus.

     o Options issued February 8, 1999 to purchase 75,000 shares at $2.25 per share (expiring February 8, 2004), to consultant Michael Baybak. Resale of the shares acquired on exercise of these options is not covered by a resale prospectus.

     o Options issued February 8, 1999 to purchase 20,000 shares at $2.62 per share (expiring March 15, 2003), to (former) consultant R. J. Falkner. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants issued May 14, 2001 to purchase 10,000 shares at $4.70 per share (expiring May 14, 2003), to consultant Riches in Resources, Inc. The warrants are not exercisable unless the company's stock price closes at or above $6.50 per share for 90 consecutive days before expiration of the options. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Warrants issued May 14, 2001 to purchase 20,000 shares at $4.70 per share (expiring May 14, 2003), to consultant Riches in Resources, Inc. The warrants are not exercisable until the company's stock price closes at or above $10.00 per share for 90 consecutive days. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     o Options issued April 11, 2001 to purchase 20,000 shares at $3.98 per share, expiring April 10, 2006, to consultant (former) R. J. Falkner and Company. Resale of the shares acquired on exercise of these options is covered by a prospectus filed pursuant to Rule 424(b)(2).

     OPTIONS. USE has granted options to employees, officers and directors to purchase shares at exercise prices from $2.00 to $3.90 per share. At February 28, 2003, a total of 3,690,945 shares may be issued upon exercise of these options. These options expire at various times from 2008 to 2012.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus.

                              SELLING SHAREHOLDERS

     This prospectus covers the offer and sale by the selling shareholders of up to 1,423,460 shares of common stock ($0.01 par value) owned by the selling shareholders. All shares issued are restricted securities as that term is defined in rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with rule 144 or the restriction removed in accordance with rule 144(k).

     The selling shareholders are not affiliates of the company or any subsidiary of the company.

     The shares covered by this prospectus consist of 513,140 shares of restricted common stock issued to Amiee Flanigan Glas, upon conversion of 200 shares of series A preferred stock, based on $2,000,000 invested, plus $11,507 of interest (annual rate of 7.5%) which accrued in December 2001 (previous interest had been paid in cash), divided by $3.92 (market price for USE stock on December 5, 2001); and 910, 320 shares of restricted common stock issued to nine investors in exchange for shares of RMG.

     The selling shareholders may offer their shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     The following information has been provided to us by the selling shareholder. All numbers of shares, and percentage ownership, are stated on a pro forma basis as of prospectus date. There are 12,189,776 shares issued and outstanding on the initial date of this prospectus. Additional shares issuable on possible exercise of additional options and warrants presently outstanding, but not held by the selling shareholders, are not included in the pro forma calculation.


                                     Number of           Number of Shares
                                     Shares of            of Common Stock            Percent Owned
Name and Address                   Common Stock             Registered           Prior to        After
of Beneficial Owner                    Owned                 For Sale            Offering     Offering(1)
---------------------------------------------------------------------------------------------------------
Aimee Flanigan Glas                  513,140                   513,140            4.2%             *
2092 Montane Drive E.
Golden, CO 80401

Christopher A.  Flanigan             269,779                   269,779            2.2%             *
Irrevocable Trust
1572 Northfield Lane
Lafayette, CO 80026

Sean Flanigan                        306,612                   306,612            2.5%             *
904 East Stanford Avenue
Englewood, CO 80110

B.W. Squared LLC                      38,265                    38,265               *             *
2407 W.  Colorado Avenue
Colorado, Springs, CO 80904

Adaya Family Trust                    76,531                    76,531               *             *
1301 Ocean Avenue
Santa Monica, CA 90401

SHYM, LLC                             76,531                    76,531               *             *
515 S. Figueroa Street, #1600
Los Angeles, CA 90071

Shelly Magness                        63,776                    63,776               *             *
9 Cherry Hills Park Drive
Englewood, CO 80110

Dale May                              38,265                    38,265               *             *
960 Point of Pines Drive
Colorado Springs, CO 80919

James Pearl                            2,296                     2,296               *             *
324 Tenth Avenue, Suit 170
Salt Lake  City, UT 84103

Frank Wendt                           38,265                    38,265               *             *
114 West 47th Street
New York, NY 10036-1532


*    Less than 1%.

(1)  Assumes all shares are sold by the selling shareholder.

     The shares owned by the selling shareholders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the selling shareholders make offers to sell the covered securities pursuant to rule 415.

                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     O ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     O block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     O purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     O an exchange distribution in accordance with the rules of the applicable exchange;

     O    privately negotiated transactions;

     O short sales (sales of shares not owned in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);

     O broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

     O    a combination of any such methods of sale; and

     O    any other method permitted pursuant to applicable law.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon rule 144 under the 1933 Act, provided they meet the criteria and conform to the requirements of the rule.

     The selling shareholders may also engage in short sales against the box (a short sale where the seller borrows the stock from a third party, hoping the market price will decline), puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge shares to brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     We are required to pay all fees and expenses incident to the registration of resale of the shares covered by this prospectus. However, all discounts, commissions or fees incurred in connection with the sale of the shares offered hereby will be paid by the selling shareholders. The company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the 1933 Act. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the 1933 Act is against public policy, and therefore is unenforceable. See below.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our articles of incorporation and bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

     Wyoming law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise (for example, in connection with the sale of securities), we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                     WHERE TO FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the 1933 Act with respect to the shares offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain certain information contained in part II of the registration statement or filed as exhibits to the registration statement. We refer you to the registration statement and exhibits which may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. The registration statement and exhibits also are available for viewing at and downloading from the EDGAR location within the Commission's internet website (http://www.sec.gov).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-K, 10-Q and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings may be viewed and downloaded from the Commission's internet website (http://www.sec.gov) at the EDGAR location, and also may be inspected and copied at the Public Reference Section of the Commission, 450 5th Street, NW, Washington, D.C. 20549, at prescribed rates; the telephone number for the Public Reference Section is 1.800.SEC.0330. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1.800.SEC.0330.

     All of the information contained in the following documents filed with the Commission is incorporated by reference into this prospectus: Form 10-K for new fiscal year ended December 31, 2002 filed April 1, 2003; Amended Annual Report on Form 10-K/A for fiscal year ended May 31, 2002 filed March 3, 2003; Quarterly Report on Form 10-Q for the three and six months ended November 30, 2002 filed January 14, 2003; Quarterly Report on Form 10-Q for the three months ended August 31, 2002 filed October 15, 2002; Proxy Statement for Annual Meeting of Shareholders in December 2002; Report on Form 8-K on September 20, 2001 reporting adoption in calendar 2001 of a "shareholder rights plan" also commonly known as a "poison pill;" Report on Form 8-K on December 20, 2001 regarding status of coalbed methane operations; Report on Form 8-K on April 23, 2002, reporting that Suncor did not exercise an option to acquire interest in coalbed methane properties and reporting a contract to purchase the Bobcat coalbed methane property in Wyoming; Form 8-K on June 6, 2002, reporting closing of the contract to purchase the Bobcat property; Form 8-K o June 10, 2002 providing further information on the closing of the contract to purchase the Bobcat property, and borrowing $1,000,000 in a secured convertible loan transaction; Form 8-K on July 23, 2002, reporting the Phelps Dodge legal proceedings; Form 8-K on August 20, 2002, reporting the entry of an order by the Special Master (appointed by the Court in the Nukem litigation) to provide monthly reports on uranium transactions; Form 8-K on September 5, 2002 concerning a research report; Form 8-K/A on September 24, 2002 amending the Form 8-K on the research report; Form 8-K on December 9, 2002 reporting an extension of time granted the Special Master in the Nukem litigation to file his final accounting report and borrowing $500,000 in a secured convertible debt transaction; Form 8-K on December 18, 2002 reporting results of the company's annual meeting of shareholders and change in fiscal year end; Form 8-K on January 8, 2003 reporting RMG option to purchase coalbed methane properties; Form 8-K on February 7, 2003 reporting an Option Agreement to acquire additional coalbed methane properties, exploration results on Montana properties now held, and improved gas prices for Bobcat production; Form 8-K on March 3, 2003 reporting an additional extension of time granted the Special Master in the Nukem litigation to file his final accounting report; and Form 8-A, on September 20, 2001, registering the preferred stock purchase rights (in connection with the shareholder rights plan). The SEC file number for all of these filings is 000-06814.

     All of the information which will be contained in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statements, and Reports on Form 8-K, and any other filings we make pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, all after the date of this prospectus, also are incorporated by reference into this prospectus as of the dates when such documents are filed with the Commission.

     We will provide to you copies of any or all of the information in these documents, and any exhibits to them, without charge, upon request addressed to U.S. Energy Corp., 877 North 8th West, Riverton, Wyoming 82501, attention Daniel
P. Svilar, Secretary. You also may request these documents by telephone:
1.307.856.9271. Our internet address is www.useg.com. Our 1934 Act filings are not directly available through our internet address (website), but you can access those filings through the link to Nasdaq at our internet address (website).

                                  LEGAL MATTERS

     The validity of the issuance of the shares offered has been passed upon by The Law Office of Stephen E. Rounds, Denver, Colorado.

                                     EXPERTS

     Our consolidated balance sheet as of May 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended May 31, 2002 and 2001, have been audited by Grant Thornton LLP, and are included, with the audit report from Grant Thornton LLP, in the Annual Report on Form 10-K/A for the fiscal year ended May 31, 2002 in reliance upon the authority of such firm as experts in accounting and auditing. Our consolidated balance sheet as of May 31, 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years ended May 31, 2000, have been audited by Arthur Andersen LLP, and are included along with the audit report of Arthur Andersen LLP, in the Annual Report on Form 10-K/A for the fiscal year ended May 31, 2001, as amended, in reliance upon the authority of such firm as experts in giving said report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

         The letter report of Ryder Scott Company, which contains certain information with respect to the company's gas reserves, has been filed as an exhibit to the registration statement of which this prospectus forms a part. The information contained in the Ryder Scott Company report is included in this prospectus in reliance on such firm as experts in such matters.

                          1,423,460 SHARES COMMON STOCK

                                U.S. ENERGY CORP.


                               -------------------
                                   PROSPECTUS
                              --------------------


                                  April 4, 2003


     No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.